Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
July 29, 2020	Financial Contact: Mark Sheahan, 612-623-6656 Media Contact: Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com

Graco Announces Changes To Executive Leadership Team

MINNEAPOLIS (July 29, 2020) - The Board of Directors of Graco Inc. (NYSE: GGG), a leading manufacturer of fluid handling equipment, is pleased to announce the following changes to its executive leadership team, effective Aug. 1, 2020.

Timothy R. White has been named President, White Knight and QED Environmental Systems. Mr. White has held a variety of operational and commercial roles in multiple business divisions since he joined the Company in 1992. Most recently, he has served as President of the EMEA region since December 2018. Prior to moving to Belgium to lead the region, Mr. White was President of QED Environmental Systems, a leading manufacturer of fluid management and gas analysis solutions for the environmental monitoring and remediation markets, acquired by Graco in 2013. Mr. White holds a bachelor’s degree in Operations Management and an MBA from the University of St. Thomas in Minnesota. White Knight, acquired by Graco in 2015, manufactures high-purity fluid handling systems for semiconductor, solar, LED and electronics manufacturing. Graco recently acquired multiple businesses under the White Knight umbrella to capitalize on these high-growth markets.

Caroline M. Chambers has been named President, EMEA, and Executive Vice President, Information Systems. Ms. Chambers also joined the Company in 1992, and has since held roles in accounting, internal audit and information systems functions. Most recently, she has served as Executive Vice President, Corporate Controller and Information Systems since 2018. This will be Ms. Chambers’ third time working in the EMEA region, as she previously served in Graco’s Belgium office as Controller for EMEA and worked in Paris for a previous employer. Ms. Chambers holds bachelor’s degrees in Accounting and French from the University of North Dakota.

Kathryn L. Schoenrock has been named Executive Vice President, Corporate Controller. Ms. Schoenrock has been with the Company for almost eight years, most recently as Director of Corporate Finance since December 2018. She has also served as Director of Financial Reporting. Prior to her time at Graco, she worked at Deloitte & Touche LLP for ten years and Arthur Andersen LLP for two years. Ms. Schoenrock holds a bachelor’s degree in Accounting and a Master of Professional Accountancy from the University of South Dakota.

“All three of these leaders have been strong performers in a variety of previous roles, and these changes allow us to continue to drive our businesses forward while developing a strong overall team,” said Patrick J. McHale, Graco’s President and CEO. “I’m optimistic about the future of our businesses under their leadership.”

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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